EXHIBIT 4.2

                                 AMENDMENT NO. 2

             1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                           MATRIX CAPITAL CORPORATION

      This Amendment is made by Matrix Bancorp, Inc., formerly known as Matrix Capital Corporation (the "Company").

      WHEREAS, the Company adopted the Plan effective as of January 1, 1995 for the purpose of granting equity compensation incentives to employees, consultants, advisors and directors of the Company and its subsidiaries; and

      WHEREAS, the Plan was most recently amended and restated in its entirety effective as of January 1, 1996 (the "1996 Restatement"); and

      WHEREAS, the Company now desires to amend the 1996 Restatement to provide that the Compensation Committee shall have the discretion to determine whether an optionee's right to exercise an option shall accelerate upon a change in control of the Company.

      NOW, THEREFORE, the 1996 Restatement is amended as follows:

      A. Section 7(d) is amended by adding the following sentence to end of said Section:

      "Notwithstanding the foregoing or any other provision in this Plan, the Committee may, in its sole discretion, determine on or prior to the Date of Grant of an Option granted on or after July 20, 2001, that such Option shall not become immediately exercisable in full upon the occurrence of an event described in this Section 7(d). If the Committee shall so determine, the Optionee's option agreement shall specifically provide that such Option is not subject to the terms of this Section 7(d)."

      B. This Amendment is effective as of July 20, 2001. In all other respects, the Plan shall remain in effect.

      IN WITNESS WHEREOF, this Amendment is adopted this 20th day of July, 2001.

                                    Matrix Bancorp, Inc.
                                    "Company"



                                    By:    /s/ Allen McConnell
                                       ---------------------------
                                              Secretary